Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus constituting a part of this Amendment No. 3 to the Registration Statement on Form F-4 of our report dated March 28, 2023, (which includes an explanatory paragraph relating to Jaguar Global Growth Corporation I’s ability to continue as a going concern) relating to the financial statements of Jaguar Global Growth Corporation I, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

WithumSmith+Brown, PC
New York, New York
August 25, 2023